AMENDED AND RESTATED EMPLOYMENT AGREEMENT
                    -----------------------------------------

         This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into as of July 1, 2000, by and between CHADMOORE WIRELESS GROUP, INC., a Colorado corporation (the "Corporation"), and Vincent F. Hedrick (the "Executive").

         WHEREAS, the Corporation and the Executive previously entered into an Employment Agreement, dated as of May 17, 1999 (the "Prior Agreement"), pursuant to which Executive has been employed by the Corporation as Senior Vice President Sales & Marketing;

         WHEREAS, Executive and the Corporation desire to amend and restate the Prior Agreement in its entirety pursuant to the terms of this Agreement; and

         WHEREAS, Executive desires to be employed by the Corporation and the Corporation desires to employ the Executive under the terms and conditions set forth in this Agreement;

         NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements hereinafter set forth, the parties hereto, intending to be legally bound, agree to the following terms and conditions, which shall be effective from and after the date hereof:

1.       RETENTION, TERM AND DUTIES

         1.1 Retention. The Corporation hereby employs the Executive as Senior Vice President Sales & Marketing and the Executive hereby accepts such employment, upon the terms and subject to the conditions of this Agreement.

         1.2 The Term. The term of employment of the Executive by the Corporation shall be for the period commencing on July 1, 2000 (the "Commencement Date") and ending on June 30, 2002, (the "Term"), unless this Agreement is sooner terminated pursuant to Section 5 herein. Notwithstanding anything contained herein to the contrary, the term of employment will be automatically extended for successive one (1) year periods commencing July 1, 2002 ("Extended Term"), unless either party to this Agreement elects to terminate this Agreement by providing notice pursuant to Section 12 hereof of such election to the other party during the sixty (60) day period commencing prior to the expiration of the then applicable Term or Extended Term.

         1.3 Duties. The Executive shall be the Senior Vice President Sales & Marketing of the Corporation, with duties and responsibilities commensurate with such position, and with the offer/acceptance letter between the parties dated March 9, 1999. The Executive shall report to the Corporation's President/CEO. The Executive shall perform the duties regularly associated with this position at the Corporation's corporate headquarters in Las Vegas, Nevada. Any change in Executive duties or work location shall be mutually agreed upon by Corporation and Executive.

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

2.       SCOPE OF SERVICES
         ------------------

         2.1 Services. The Executive agrees that he or she shall perform Executive's services to the best of his/her ability. During the term of this Agreement the Executive shall not render any services for others in any line of business in which the Corporation or its subsidiaries are significantly engaged without first obtaining the Corporation's written consent. Executive shall devote his/her full business time, care, attention and best efforts to the Corporation's business and shall conduct himself/herself in a manner so as to reflect credit upon himself/herself and the Corporation.

3.       COMPENSATION
         ------------

         3.1 Base. The Corporation shall pay to the Executive an annual base salary of One Hundred Thirty Five Thousand Dollars ($135,000) (the "Base Salary"), payable in equal installments (in accordance with the Corporation's standard practices, but no less often than semi-monthly) subject to all withholding for income, FICA and other similar taxes, to the extent required by applicable law. Salary for a portion of any period will be prorated. The Corporation agrees to provide an annual written performance review of the Executive by the Executive's direct supervisor, and to subsequently review the then current Base Salary of the Executive. Said Base Salary may be increased by the supervisor, subject to the concurrence of the Board of the Corporation or the Compensation Committee, at the sole discretion of the Corporation.

         3.2 Bonus. In addition to the Base Salary payable to the Executive pursuant to Section 3.1 hereof, the Corporation (i) shall make available to the Executive a bonus in the amount of $40,000 (Forty Thousand Dollars) based on meeting performance standards or targets set reasonably and in good faith by the President & CEO and as approved by the Board of Directors or the Compensation Committee thereof, and (ii) may pay any additional amounts as, in the discretion of the Board of the Corporation or the Compensation Committee, it may desire as a result of the Executive's services. These amounts shall be referred to as "Bonus".

         3.3 Employee Stock Option Plan. In addition to the Base Salary payable to the Executive pursuant to Section 3.1 hereof, and the Bonus payable to the Executive pursuant Section 3.2 hereof, the Corporation may issue stock options, in the sole discretion of the Corporation's Board of Directors or the Compensation Committee, it may desire as a result of the Executive's services.

4.       OTHER BENEFITS
         ---------------

         4.1 Insurance Benefits. The Executive shall be entitled to participate in all other employee benefit programs of the Corporation in effect from time to time, on the same availability and basis as other employees of a similar level of employment as Executive, as determined at the sole discretion of the Corporation or as required by applicable laws, subject to a determination of eligibility under the terms of said plan in accordance with its respective terms. The Corporation maintains the exclusive right, at its sole discretion, to change, alter, modify, or


                                       2                    EXE______,CWG______
eliminate any or all of said employee benefits at any time consistent with other similarly situated executives of the Corporation. Upon termination of Employment for any reason, the Executive may, at the Executive's discretion, elect to acquire any desired benefit plans which are convertible to the Executive in accordance with the terms and conditions of the particular benefit plan(s), consistent with applicable Corporation policies, and all federal, state, and local laws, including COBRA.

         4.2 Expenses. The Corporation shall reimburse the Executive for all reasonable and customary expenses which the Executive shall incur in connection with the Executive's services to the Corporation or any subsidiary pursuant to this Agreement. To obtain reimbursement, Executive shall comply with the Corporation's reimbursement policies including documentation of expenses. All additional benefits are to be authorized by and subject to approval by the Corporation's Board of Directors.

         4.3 Vacation; Sick Leave. The Corporation shall provide to the Executive such paid vacation and paid sick leave in accordance with the Corporation's AMTO policy as modified by the Board of Directors or Corporation Committee (if any) for employees of a similar level of employment as Executive. In accordance with the policies of the Corporation, Executive may use vacation and sick leave, provided it does not materially interfere with the Executive's performance of his/her obligations hereunder.

5.       TERMINATION
         -----------

                  This Agreement may be terminated by either party prior to the Expiration Date only in accordance with the following provisions:

       5.1 Death. In the event of the Executive's death, the Executive's employment with the Corporation shall be deemed to be terminated as of the date of death. Upon death, the Executive's estate or other legal representative shall be entitled to receive any Base Salary accrued and unpaid at the time of death. All other compensation or benefits shall cease at the date of death, except for any prior vested benefits due the Executive under any benefit program of the Corporation in which the Executive was enrolled, and such other benefits as may be available to the spouse and/or dependents of the Executive in accordance with the terms and conditions of the particular benefit plan(s), consistent with applicable Corporation policies, and all federal, state, and local laws, including COBRA.

         5.2 Termination by the Corporation. Corporation may terminate the Executive's employment hereunder, by delivering to the Executive a Notice of Termination (defined hereinafter), as follows:

                 1) At will, without cause, with payment of twelve (12) months of Base Salary as severance remuneration in equal bi-monthly or semi-monthly installments to coincide with the Corporation's normal payroll cycle. No other benefits except Base Salary will be paid or will accrue or vest during this twelve (12) month installment severance period. All Executive Options granted to Executive shall immediately vest upon the date of termination at will, without cause.



                                       3                    EXE______,CWG______

                 2) For cause, at any time during employment, without any additional remuneration or severance, with cause having any of the following meanings:

                       (i) conviction of any felony or other crime involving moral turpitude;

                       (ii) the use of illegal drugs; the use of alcohol or
                            abuse of legal drugs which materially impairs the Executive's performance of his or her duties;

                       (iii) malfeasance or gross negligence by the Executive in
                            the performance of his or her duties;

                       (iv) a material violation by the Executive of any
                            provision of this Agreement;

                       (v) willful or gross misconduct by the Executive injurious to the Corporation.

         5.3 Voluntary Termination. Executive may voluntarily terminate his or her employment with the Corporation at any time, with a minimum of thirty
(30) days notice, by giving the Corporation a Notice of Termination (defined hereinafter). If the Executive voluntarily terminates his or her Employment with the Corporation under this Agreement, the Executive shall receive only the compensation and benefits accrued at the date of termination. For salary, Executive will be paid salary accrued to the date of termination, but no additional salary. For bonus, Executive will be paid bonus amounts (if any) as determined in the sole discretion of the Board of Directors or the Compensation Committee (if any). Stock options shall be governed by the Corporation's Option Plan and the offer/acceptance letter between the parties dated December 16, 1999. In the event Executive voluntarily terminates employment due to inability of Corporation to meet payroll obligations for 31 consecutive days, all employee stock options and/or stock appreciation rights granted to Executive will vest at date of termination. Also, the Executive may elect to acquire or assume any desired benefit plans which are convertible to the Executive, in accordance with the terms and conditions of the benefit plan consistent with applicable Corporation policies, and all applicable federal, state and local laws, including COBRA.

         5.4 Termination Following Change of Ownership. If, within one year following a "change in the ownership" (as defined below) of the Corporation, this Agreement is terminated by the Corporation or its successor(s) or assign(s), or Executive is required to relocate more than fifty (50) miles from Las Vegas, Nevada, or there is a reduction in the Executive's compensation (including base salary, bonus and benefits), or there is an adverse change in Executive's duties, responsibilities and/or authorities, or Executive is required by the Corporation or its successors or assigns to travel outside of a fifty (50) mile radius of Las Vegas, Nevada, for in excess of ten (10) business days during any thirty (30) day period or during any calendar month, and in lieu of the benefits provided for in Section 5.2, the Corporation shall pay to Executive a lump sum payment equal to 2.99 times the average annual compensation paid by the Corporation and includable by Executive in his gross income during the lesser of (i) the period of time employed by the Corporation but shall be not less than a multiple of 1 times the Executive's annualized base salary, including Executive's bonus per Section 3.2 and any other compensation detailed in any preceding "offer letter" executed by the Corporation and the Executive or
(ii) the


                                       4                    EXE______,CWG______
five tax years ended prior to the tax year in which such change in ownership or control occurs. In addition, in the event of a "change of ownership, the vesting of all Executive Stock Options shall be fully accelerated as of the date of the change of ownership. For purposes of this Section 5.4, a "change in the ownership" of the Corporation will be deemed to have (i) occurred upon the completion of a transaction resulting in a consolidation, merger, combination or other transaction in which the common stock of the Corporation is exchanged for or changed into other stock or securities, cash and/or any other property and the holders of the Corporation's common stock immediately prior to completion of such transaction are not, immediately following completion of such transaction, the owners of at least a majority of the voting power of the surviving entity,
(ii) a tender or exchange offer by any person or entity other than Executive and/or his affiliates for fifty percent (50%) of the outstanding shares of common stock of the Corporation is successfully completed, (iii) the Corporation has sold all or substantially all of the Corporation's assets or, (iv) during any period of twenty-four (24) consecutive months, individuals who at the beginning of such period constituted the board of directors of the Corporation (together with any new or replacement directors whose election by the board of directors, or whose nomination for election, was approved by a vote of at least a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for reelection was previously so approved) cease for any reason to constitute a majority of the directors then in office. In the event that Executive shall become entitled to payments and/or benefits provided by this Agreement or any other amounts in the "nature of compensation" (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Corporation, any person whose actions result in a change of ownership or effective control covered by Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the "Code"), or any person affiliated with the Corporation or such person) as a result of such change in ownership or effective control (collectively the "Corporation Payments"), and such Corporation Payments will be subject to the tax (the "Excise Tax") imposed by Section 4999 of the Code, the Corporation shall pay to Executive, subject to required withholding, at the time specified in the last sentence of this paragraph, an additional amount (the "Gross-up Payment") such that the net amount retained by Executive, after deduction of any Excise Tax on the Corporation Payments and on the Gross-Up Payment provided for under this paragraph and any U.S. federal, state, and local income or payroll tax upon the Gross-up Payment provided for by this paragraph shall be equal to the Corporation Payments. In the event that the Excise Tax is subsequently determined by the Corporation to be less than the amount taken into account hereunder at the time the Gross-up Payment is made, Executive shall repay to the Corporation or, in the event that the Corporation shall have then already been liquidated or dissolved, any then-existing liquidating trust of which some or all of the shareholders of the Corporation are beneficiaries, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the prior Gross-up Payment attributable to such reduction (plus the portion of the Gross-up Payment attributable to the Excise Tax and U.S. federal, state and local income tax imposed on the portion of the Gross-up Payment being repaid by Executive). In the event that the Excise Tax is later determined by the Corporation or the Internal Revenue Service to exceed the amount taken into account hereunder at the time the Gross-up Payment is made (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-up Payment), the Corporation or, in the event that the Corporation shall have then already been liquidated or dissolved, any then-existing liquidating trust established for the purpose of repaying or otherwise discharging the debts of the Corporation, shall make an additional Gross-


                                       5                    EXE______,CWG______
up Payment in respect of such excess (plus any interest or penalties payable with respect to such excess) at the time that the amount of such excess is finally determined. The Gross-up Payment or portion thereof provided for in this paragraph shall be paid not later than the thirtieth (30th) day following delivery by Executive to the Corporation of notice that an event that subjects Executive to the Excise Tax has occurred; provided, however, that if the amount of such Gross-up Payment or portion thereof cannot be finally determined on or before such day, the Corporation shall pay to Executive on such day an estimate, as determined in good faith by the Corporation, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) promptly following such time as the amount thereof has been determined.

         5.5 Notice of Termination. For purposes of this Agreement, the term "Notice of Termination" shall mean a written document delivered to the Executive (if termination is by the Corporation) or to the Corporation (if a voluntary termination by the Executive), which shall specify the section of this Agreement under which the termination occurs. Termination shall be effective on the date that the Notice of Termination is effective, or any date specified by the Corporation (if termination is by the Corporation). Notwithstanding the foregoing, the Notice of Termination shall be effective immediately upon termination for "cause."

6.       INDEMNIFICATION AND INSURANCE
         ------------------------------

         6.1 Obligation. The Corporation shall indemnity and hold harmless, and in any action, suit or proceeding, defend the Executive (with the Executive having the right to use counsel of his choice) against all expenses, costs, liabilities and losses (including attorneys' fees, judgments and fines, and amounts paid or to be paid in any settlement) (collectively, "Indemnified Amounts") reasonably incurred or suffered by the Executive in connection with the Executive's service as an employee of the Corporation or any affiliate to the full extent permitted by the By-laws of the Corporation as in effect on the date of this Agreement, or, if greater, as permitted by the general corporation law of the jurisdiction of the Corporation's incorporation (the "GCL"), provided that the indemnity afforded by the Corporation's By-laws shall never be greater than permitted by the GCL. The Corporation shall advance on behalf of Executive all Indemnified Amounts as they are incurred. To the extent a change in the GCL (whether by statute or judicial decision) permits greater indemnification than is now afforded by the By-laws and a corresponding amendment shall not be made in said By-laws, it is the intent of the parties hereto that the Executive shall enjoy the greater benefits so afforded by such change.

         6.2 Determination. A determination that indemnification with respect to any claims by the Executive pursuant to this Section 6 is proper shall be made by independent legal counsel selected by he Board of Directors of the Corporation and set forth in a written opinion furnished by such counsel to the Board of Directors, the Corporation and the Executive. In the event it is determined by such counsel that Executive is not entitled to indemnification pursuant to this Section 6 (and if contested by Executive, such determination is confirmed by the final non-appealable order of a court of competent jurisdiction), or if a court of competent jurisdiction determines in a final non-appealable order that Executive is not entitled to indemnification pursuant to this Section 6, Executive shall promptly reimburse the Corporation for all such advances of Indemnified Amounts made by the Corporation on Executive's behalf.



                                       6                    EXE______,CWG______

         6.3 Notice of Claims. The Executive shall advise promptly the Corporation in writing of the institution of any action, suit or proceeding which is or may be subject to this Section 6, provided that Executive's failure to so advise the Corporation shall not affect the indemnification provided for herein, except to the extent such failure has a material and adverse effect on the Corporation's ability to defend such action, suit or proceeding.

         6.4 Indemnification Insurance. The Executive shall be covered by insurance, to the same extent as other employees of the Corporation are covered by insurance, with respect to (a) directors and officers liability, (b) errors and omissions, and (c) general liability insurance. The Corporation shall maintain reasonable and customary insurance of the type specified in parts (b) and (c) in the preceding sentence. The Executive shall be a named insured or additional insured, without right of subrogation against him or her, under any policies of insurance carried by the Corporation. The Corporation will, in good faith, make efforts to maintain insurance coverage of the type specified in part
(a) above at commercially reasonable rates, but the failure to obtain such coverage shall not constitute a breach of the Corporation's obligations hereunder.

7.       CONFIDENTIAL INFORMATION: NONDISCLOSURE ETC.
         ---------------------------------------------

         7.1 Confidentiality. During the Term, any Extended Term and thereafter for a period of two (2) years, Executive shall keep secret and retain in strictest confidence and shall not, without the prior written consent of the Corporation, furnish, make available or disclose to any third party or use for the benefit of himself or herself or any third party any Confidential Information. Confidential Information is information related to or concerning the Corporation and its businesses which is confidential, proprietary or not generally known to and cannot be readily ascertained through proper means by persons or entities (including any of the Corporation's present competitors), who can gain any type of competitive advantage from its disclosure or use. Confidential Information includes without limitation, all secret, confidential or proprietary information, knowledge or data relating to the Corporation, such as operational methods; financial data, marketing or development proposals, plans or strategies; pricing strategies; business or property acquisition or development proposals or plans; new personnel acquisition proposals or plans; customer lists and any descriptions or data concerning current or prospective customers; provided, however, while employed by the Corporation and in furtherance of the business and for the benefit of the Corporation, Executive may provide Confidential Information as appropriate to attorneys, accountants, financial institutions and other persons or entities engaged in business with the Corporation and authorized to receive such information in the ordinary course of business.

         7.2 Return of Documents. Promptly upon termination of this Agreement for any reason, or whenever requested by the Board of Directors of the Corporation, the Executive shall return or cause to be returned to the Corporation all Confidential Information in any form or format, or any other property of the Corporation in the Executive's possession or custody or at his or her disposal, which he or she has obtained or been furnished, without retaining any copies thereof.



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

8.       NON-COMPETITION
         ----------------

         8.1 Restriction. Subject to Section 2 hereof, the Executive shall not, (i) throughout the Term or Extended Term of this Agreement, as the case may be, and (ii) for a period of 12 months thereafter, in each case without the Corporation's prior written consent, render services to a business, or plan for or organize a business, which is materially competitive with the Corporation or of any of its subsidiaries by becoming an owner, officer, director, shareholder (owning more than 4.9% of such business' equity interests), partner, associate, employee, agent or representative or consultant or serve in any other capacity in any such business.

         8.2 Trade Secrets. Subject to Section 2 hereof, all ideas and improvements which are protectable by patent or copyright, or as trade secrets as defined in NRS 600A.030(4)(a) conceived or reduced to practice (actually or constructively) during the Term or Extended Term of this Agreement by the Executive, shall be the property of the Corporation; provided, however, that the provisions of this Section 8.2 shall not apply to an invention for which no equipment, supplies, facility or trade secret information of the Corporation was used and which was developed entirely on the Executive's own time, and (a) which does not relate to (i) the business of the Corporation or any of its subsidiaries or (ii) the actual or demonstrably anticipated research or development by the Corporation of any of its subsidiaries (b) or which does not result from any work performed by the Executive pursuant to this Agreement.

9.       REMEDIES

         9.1 Arbitration. In the event of any dispute or controversy arising under, out of or relating to this Agreement or the breach hereof other than under Section 7 or 8 hereunder for which the Corporation may seek injunctive relief, it shall be determined by arbitration in Las Vegas, Nevada to be heard by a single arbitrator chosen by the Corporation and the Executive, provided that if the Corporation and the Executive cannot agree on a single arbitrator, each shall select one arbitrator and the arbitrators so selected shall select a third arbitrator, and the panel of three arbitrators shall determine the dispute. Such arbitration and any award made therein shall be binding upon the Corporation and the Executive.

         9.2 Injunctive Relief The Executive acknowledges and agrees that any material breach which occurs or which is threatened of Section 7 or 8 hereof shall cause substantial and irreparable damage to the Corporation in an amount and of a character difficult to ascertain. Accordingly, in addition to any other relief to which the Corporation may otherwise be entitled at law, in equity or by statute, or under this Agreement, the Corporation shall also be entitled to and Executive hereby consents to the issuance of an injunction preventing or prohibiting such breach or threatened breach of Section 7 or 8 hereof.

         9.3 Fees. If any action at law or in equity or arbitration is necessary to enforce or interpret the terms and conditions of this Agreement, the prevailing party shall be entitled to reasonable attorney's, accountant's and expert's fees, costs and necessary disbursements in addition to any other relief to which it or he or she may be entitled.



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
         9.4 Reasonableness and Severabilitv of Executive Covenants. The Executive acknowledges and agrees that the Executive's covenants under Sections 7 and 8 hereof are necessary for the protection of the Corporation's legitimate interests, are reasonable and valid in duration and geographical scope, and in all other respects. If any court determines that any of the Executive covenants under Sections 7 and 8 hereof, or any part thereof, is invalid or unenforceable, the remainder of them shall not thereby be affected and shall be given full effect without regard to the invalid portions.

         9.5 Blue-Penciling. If any court determines that any of the Executive's venants under Sections 7 and 8 hereof, or any part thereof, is unenforceable because of the duration or geographical scope of such provision, such court shall have the power to reduce the duration or scope of such provision, as the case may be, and, in its reduced form, such provision shall then be enforceable.

10.      NOTICES

                  All notices required or permitted hereunder shall be in writing and shall be delivered in person, by facsimile, telex or equivalent form of written communication, or sent by certified or registered mail, return receipt requested, postage prepaid, as follows:

         To Corporation:

         Chadmoore Wireless Group, Inc.
         2875 E. Patrick Lane, Suite G
         Las Vegas, Nevada 89120
         Attention: President
         Fax: 702-740-5646

         To the Executive:

         Vincent F. Hedrick
         95 Teton Pines Drive
         Henderson, NV 89014

or such other party and/or address as either party may designate in a written notice delivered to the other party in the manner provided herein. All notices required or permitted hereunder shall be deemed duly given and received on the date of delivery, if delivered in person or by facsimile, telex or other equivalent written telecommunication, or on the seventh day next succeeding the date of mailing if sent by certified or registered mail.

11.      FURTHER ACTION
         ---------------

                  The Corporation and the Executive each agrees to execute and deliver such further documents as may be reasonably necessary by the other in order to give effect to the intentions expressed in this Agreement.



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

12.      HEADING; INTERPRETATIONS
         -------------------------

                  The headings and captions used in this Agreement are for convenience only and shall not be construed in interpreting this Agreement.

13.      ASSIGNABILITY

                 a) By Corporation. This Agreement is binding upon, and shall inure to the benefit of the Corporation, and any successors or assigns, and may be assigned in whole or in part by the Corporation, its successors and assigns.

                 b) By Executive. This Agreement is a personal services contract, and the Executive may not assign this Agreement, or any part hereof, without the prior, written consent of the Corporation, which consent may be withheld for any reason.

14.      ENTIRE AGREEMENT
         -----------------

                  This Agreement contains the entire agreement and understanding of the parties with respect to the matters herein, and supersedes all existing negotiations, representations or agreements, including, without limitation, the Prior Agreement, and all other oral, written and other communications between them concerning the subject matter of this Agreement.

15.      AMENDMENTS
         ----------

                  This Agreement may be amended or modified in whole or in part only by an agreement in writing signed by the Corporation and the Executive.

16.      WAIVER AND SEVERABILITY
         ------------------------

                  The waiver by either party of a breach of any terms or conditions of this Agreement shall not operate or be construed as a waiver of any subsequent breach by such party. In the event that one or more provisions of this Agreement shall be declared to be invalid, illegal or unenforceable under any law, rule or regulation, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of the other provisions of this Agreement.

17.      GOVERNING LAW
         --------------

                  This Agreement and the rights of the parties under it shall be governed by and construed in accordance with laws of the State of Nevada, including all matters of construction, validity, performance and enforcement and without giving effect to the principles of conflict of laws, except that matters of corporate law and governance shall be governed by and construed in accordance with the laws of the State of Nevada.

18.      COUNTERPARTS
         ------------

                  This Agreement may be executed in any number of counterparts, each of which shall be an original, and all of which together shall constitute one and the same instrument.


                                       10                   EXE______,CWG______

                 IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.


EXECUTIVE:



     /s/ Vincent F. Hedrick
----------------------------------------
By: Vincent F. Hedrick, individually





CORPORATION:
Chadmoore Wireless Group, Inc.



      /s/ Robert W. Moore
-----------------------------------------
By:   Robert W. Moore, President/CEO
















                                       11                   EXE______,CWG______